Exhibit 99.1

News Release

1680 Capital One Drive, McLean, VA 22102-3491

FOR IMMEDIATE RELEASE: August 20, 2007

Contacts:	Investor Relations	Media Relations
	Jeff Norris	Tatiana Stead
	(703) 720-2455	(703) 720-2352

Capital One Closes Wholesale Mortgage Unit

Revises 2007 EPS guidance down by $2.15 per share;

expects 2007 EPS of approximately $5.00 per share

McLean, Va., (August 20, 2007) - Capital One Financial Corporation (NYSE: COF) today announced that it will cease residential mortgage origination operations at its wholesale mortgage banking unit, GreenPoint Mortgage, effective immediately. Current conditions in the secondary mortgage markets create significant near-term profitability challenges, given the company’s “originate and sell” business model. Further, recent and continuing developments in the mortgage markets reduce the long-term outlook for profitability in the business, as the company expects markets for prime, non-conforming mortgage products are likely to remain challenged for the foreseeable future. GreenPoint Mortgage will cease making new loan commitments immediately, however, it will continue to meet its contractual obligations to customers for loan commitments that are in the pipeline with rates locked.

The company estimated that the total after-tax charge associated with this closure will be approximately $860 million, or $2.15 per share, the vast majority of which is expected to be incurred in 2007. Approximately $650 million of these expenses result from the non-cash write-down of goodwill associated with the acquisition of GreenPoint Mortgage as part of the North Fork Bancorporation in December 2006. The remaining $210 million of after-tax charges includes approximately $100 million in after-tax restructuring charges associated with severance benefits and facilities closure, and approximately $110 million after-tax valuation adjustments related to ongoing operations in the third quarter.

As a result of the expected charges, the company is revising 2007 earnings guidance down by $2.15 per share (diluted). The company now expects 2007 earnings of approximately $5.00 per share (diluted). Without the charges related to the mortgage banking business, the company would have maintained its existing earnings guidance. Capital One’s other businesses remain on a solid trajectory, with revenue growth and credit performance in line with expectations.

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Capital One Closes Wholesale Mortgage Unit

“The reductions in demand and pricing in the secondary mortgage markets make it difficult to operate our wholesale mortgage banking business profitably,” said Gary Perlin, Capital One’s Chief Financial Officer. “Beyond that, Capital One’s other businesses are supported by ample liquidity and funding including deep access to deposits, a “stockpile” of subordinated credit card funding in place that allows approximately $9 billion of AAA credit card funding going forward, and a $25 billion portfolio of highly liquid securities.”

GreenPoint Mortgage became a subsidiary of Capital One in December 2006, as part of the company’s acquisition of North Fork Bancorporation. GreenPoint’s focus had long been the prime non-conforming and near-prime markets, especially the Alt-A mortgage sector.

Capital One Home Loans, based in Overland Park, KS, and Capital One N.A., including its 750 local retail bank branch locations in New York, New Jersey, Connecticut, Texas, and Louisiana, are not directly affected by this decision. Capital One intends to continue to originate and sell mortgage loans through Home Loans and its bank branches where it has direct interactions with customers, rather than brokers, which provides greater control of the underwriting and origination process.

Capital One will retain a $12.5 billion mortgage portfolio, the vast majority of which was held-for- investment (HFI) by Hibernia and North Fork Banks at the time of their acquisition by Capital One in 2005 and 2006. These loans continue to demonstrate solid credit performance and generally consist of first liens with relatively low loan-to-value ratios. The portfolio also includes approximately $680 million of second lien mortgages originated by GreenPoint Mortgage in late 2006 and early 2007. In addition to the HFI portfolio, Capital One will retain exposure to GreenPoint Mortgage’s held-for-sale (HFS) mortgage portfolio with $2.6 billion outstandings, the majority of which is committed for sale under forward flow agreements. The company also will retain exposure to future repurchases of past GreenPoint production to meet representation and warranty claims. With the addition of the estimated $110 million after-tax valuation adjustments referenced above, Capital One believes that it has adequately reflected the risk associated with these remaining exposures.

As part of this decision, the company will close GreenPoint’s California-based headquarters along with 31 locations across 19 states. The change will result in the elimination of approximately 1,900 positions with the vast majority of these positions being eliminated by the end of the year.

Impacted associates will receive career transition services including one-on-one counseling and career seminars. All full-time associates will be eligible for severance packages and will receive outplacement and retraining assistance.

Capital One Closes Wholesale Mortgage Unit

“Despite the difficult impact of this decision on GreenPoint and its associates, Capital One remains a strong, diversified institution as we continue to focus on our core banking and lending businesses,” said Capital One’s Chairman and CEO Richard D. Fairbank.

Forward-looking statements

The company cautions that its current expectations in this release and in its Form 8-K dated August 20, 2007 regarding its ongoing costs and financial risks, the accounting charges and overall benefits associated with the decision to discontinue certain mortgage operations, and the company’s plans, objectives, expectations, intentions, and guidance on 2007 financial performance are forward-looking statements and actual results could differ materially from current expectations due to a number of factors, including: the success, timeliness and financial impact of the decision to discontinue certain mortgage operations, including financial charges and costs; continued intense competition from numerous providers of products and services that compete with Capital One’s businesses; changes in our aggregate accounts and balances, and the growth rate and composition thereof; the success of the company’s marketing efforts; general economic conditions affecting interest rates and consumer income, spending, and savings which may affect consumer bankruptcies, defaults, charge-offs and deposit activity; economic conditions in the mortgage industry and in the secondary mortgage markets specifically; and the company’s ability to execute on its strategic and operational plans.

About Capital One

Headquartered in McLean, Virginia, Capital One Financial Corporation (www.capitalone.com) is a financial holding company, with 725 locations in New York, New Jersey, Connecticut, Texas and Louisiana. Its principal subsidiaries, Capital One Bank, Capital One Auto Finance, Inc., and Capital One, N.A., offer a broad spectrum of financial products and services to consumers, small businesses and commercial clients. Capital One’s subsidiaries collectively had $85.7 billion in deposits and $144.2 billion in managed loans outstanding as of June 30, 2007. Capital One, a Fortune 500 company, trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

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